Filed pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-57355


                           PROSPECTUS SUPPLEMENT NO. 2
                       (to prospectus dated July 17, 1998)

                                3,267,564 Shares
                       First Industrial Realty Trust, Inc.
                                  Common Stock


     This prospectus supplement supplements information contained in the "Selling Stockholders" section of the prospectus dated July 17, 1998 relating to the potential offer and sale from time to time of up to 3,267,564 shares of common stock of First Industrial Realty Trust, Inc. by the selling stockholders. This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the prospectus dated July 17, 1998, including any supplements or amendments to such prospectus.

     The table below reflects the following transactions:

     o    the transfer by Edward N. Barad of 1,142 units to BMH-BJ Congregation;

     o the transfer by CG Property Development, which is no longer a selling stockholder, of 2,798 units to Melissa Gudim and 25,177 units to Collins Family Trust u/a/d 5/9/69;

     o the transfer of all of the 3,285 units held by Timothy and Melissa Gudim, as joint tenants, who are no longer selling stockholders as a joint tenancy, to Melissa Gudim; and

     o    the transfer by Timothy Gudim of 17,945 units to Melissa Gudim.


                                            Number of Shares and Units Owned              Number of Shares
Name                                              Before the Offering                      Offered Hereby
----                                              -------------------                      --------------

Edward N. Barad                                          1,141                                  1,141
BMH-BJ Congregation                                      1,142                                  1,142
Collins Family Trust u/a/d 5/9/69                      162,985                                162,985
Melissa C. Gudim                                        24,028                                 24,028
Timothy Gudim                                           24,926                                  9,837

                                      The date of this prospectus supplement is December 2, 1999.